PROSPECTUS SUPPLEMENT NO. 21                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)     Registration Statement No. 333-108544



                             SEALED AIR CORPORATION

                        6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED JULY 20, 2005

        The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.


                                                      COMMON STOCK       COMMON STOCK       COMMON STOCK TO
                                                   BENEFICIALLY OWNED      OFFERED IN        BE BENEFICIALLY     PERCENTAGE OF
                                                        AS OF                THIS           OWNED AFTER THIS      ALL COMMON
              NAME                                 JULY 19, 2005 (1)     PROSPECTUS (1)       OFFERING (1)        STOCK (2)
              ----                                 -----------------     --------------       ------------        ---------
Acacia Life Insurance Company                             6,571              6,571                --                  --
ACIG Insurance Company (3)                               14,285             14,285                --                  --
Amerisure Mutual Insurance Company  (3)                  28,999             28,999                --                  --
Blue Cross Blue Shield of Arizona                         2,999              2,999                --                  --
Blue Cross Blue Shield of Louisiana (3)                  12,857             12,857                --                  --
Blue Cross Blue Shield of Mississippi                     5,857              5,857                --                  --
Catholic Mutual Relief Society of America (3)            14,285             14,285                --                  --
Cumberland Mutual Fire Ins. Co.                          17,142             17,142
Excellus Health Plan (3)                                 75,714             75,714                --                  --
Federated Rural Electric Insurance Exchange (3)          13,571             13,571                --                  --
First Mercury Insurance Company                           9,999              9,999                --                  --
Founders Insurance Company (3)                            2,171              2,171                --                  --
Growing Oak, L.P. (Koch)                                  9,285              9,285                --                  --
Inner Harbor Corporation (3)                             12,857             12,857                --                  --
Integrity Mutual Insurance Company                        3,428              3,428                --                  --
NCMIC                                                    19,999             19,999                --                  --
Physicians Mutual Insurance Company                      16,428             16,428                --                  --
The Doctor's Company (3)                                 37,142             37,142                --                  --
Virginia Retirement System                              128,571            128,571                --                  --
                                      TOTAL (4)       6,160,708          6,160,708                --                  --

________________

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of July 19, 2005, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of July 19, 2005 and assuming all the Notes beneficially owned by such selling stockholder as of July 19, 2005, have been converted.

3. We have been advised that Mr. Gene T. Pretti may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

4. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.